Exhibits 99.1

MOJO Organics Inc. Reports 2021 Second Quarter Results.

JERSEY CITY, N.J., July 1, 2021// — MOJO Organics, Inc. (OTC: MOJO) reports its results of operations for the quarter ended June 30, 2021. The Form 10-Q is expected to be filed early this month with the United States Securities and Exchange Commission.

Highlights include:

●	Q 2 2021 Net Revenue was $614,279 up from $437,878 for the same period last year

●	Net Income was $81,172 compared to $4,710 for Q 2 2020.

The Company continued to simplify its capital structure and financial reporting to provide investors a simple and easy way to understand the Company’s financial structure and financial reporting.

The Company reduced its authorized shares with the State of Delaware by 150,000,000 to 40,000,000 authorized shares.

As of July 1, 2021, the Company had 318,108 options outstanding at an exercise price of 16 cents per share. They expire on April 6, 2022. The Company has no other warrants or convertible debt outstanding.

The Company expects to continue to repurchase shares during the remainder of 2021.

Note:

The global coronavirus (COVID-19) pandemic has caused disruptions in supply chains, affecting production and sales across a range of industries. While this disruption is currently expected to be temporary, there is considerable uncertainty around the duration.

The extent of the impact of COVID-19 on our operational and financial performance will depend on the effect on our customers and vendors – all of which are uncertain and cannot be predicted. The related financial impact cannot be reasonably estimated at this time.

For additional information contact Glenn Simpson CEO MOJO Organics, Inc. at 929 264 7944 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ’seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.